EXHIBIT 99.1

Press Release

CLEAN HARBORS ANNOUNCES EARLY RESULTS OF TENDER OFFER AND INTENDED REDEMPTION OF 5.25% SENIOR NOTES DUE 2020
Tender Offer and Early Redemption Expected to be Funded by Incremental $350 Million Term Loan B Debt Financing Along with Available Cash or Borrowings under Clean Harbors’ Existing Revolving Credit Facility

NORWELL, Mass. - July 3, 2018 - Clean Harbors, Inc. (“Clean Harbors” or the “Company”) (NYSE:CLH) today announced that, pursuant to its previously announced tender offer and consent solicitation (collectively, the “Tender Offer”) to purchase any and all of its outstanding $400.0 million aggregate principal amount of 5.25% senior notes due 2020 (the “2020 Notes”), Clean Harbors received by the early tender payment deadline at 5:00 p.m., New York City time, on July 2, 2018 (the “Early Tender Date”) tenders and consents from the holders of an aggregate of $321.9 million principal amount, or 80.5%, of the total outstanding 2020 Notes. The terms of the Tender Offer are described in the Company’s Offer to Purchase and Consent Solicitation dated June 19, 2018 (the “Offer to Purchase”). The consents received exceed the amount needed to approve the proposed amendments described in the Offer to Purchase to the indenture under which the 2020 Notes were issued (the “2020 Notes Indenture”).
Under the terms of the Tender Offer, holders of 2020 Notes which validly tendered (and did not validly withdraw) their 2020 Notes on or prior to the Early Tender Date will receive $1,003.05 per $1,000.00 in principal amount of 2020 Notes accepted for purchase (the “Total Consideration”), plus accrued but unpaid interest up to, but not including, the payment date. The Total Consideration includes an early tender payment of $50.00 per $1,000.00 in principal amount of 2020 Notes (the “Early Tender Payment”). Clean Harbors now anticipates making payment on July 19, 2018 for all of the 2020 Notes which were validly tendered (and not validly withdrawn) on or prior to the Early Tender Date.
Holders which validly tender after the Early Tender Date but prior to the expiration of the Tender Offer at 11:59 p.m., New York City time, on July 17, 2018 (the “Expiration Date”), unless the Tender Offer is extended or earlier terminated, will receive $953.05 per $1,000.00 in principal amount of 2020 Notes accepted for purchase, plus accrued but unpaid interest up to, but not including, the payment date. Such payment will represent the Total Consideration less the Early Tender Payment.
Clean Harbors will not be required to purchase any of the 2020 Notes tendered unless certain conditions are satisfied, including the receipt of proceeds of an incremental Term Loan B debt financing on terms satisfactory to the Company in an amount that, together with available cash and, to the extent Clean Harbors so elects, borrowings under the Company’s existing revolving credit facility, will be sufficient to purchase all $400,000,000 aggregate principal amount of outstanding 2020 Notes and pay any premium, accrued and unpaid interest and fees and expenses in connection therewith.
Based on the consents received by the Early Tender Date, Clean Harbors and the trustee under the 2020 Notes Indenture are expected to enter into a supplemental indenture that will, once operative, eliminate substantially all of the restrictive covenants and certain events of default and reduce the required notice period contained in the optional redemption provisions of the 2020 Notes Indenture from at least 30 days prior to the date of redemption to at least three days prior to the date of redemption. The supplemental indenture is expected to become operative upon payment for the 2020 Notes tendered by the Early Tender Date as described above. Clean Harbors intends to redeem any 2020 Notes that remain outstanding after the consummation of the Tender Offer. Under the 2020 Notes Indenture, as amended by the supplemental indenture, such 2020 Notes may be redeemed on or after August 1, 2018 at a redemption price of $1,000.00 per $1,000.00 principal amount of 2020 Notes, plus accrued but unpaid interest up to, but not including, the redemption date. However, there is no assurance that any such redemption will occur.

Requests for copies of the Offer to Purchase and other documents relating to the Tender Offer may be directed to Global Bondholder Services Corp., the Information Agent, at (866) 794-2200 (toll free) or (212) 430-3774. Goldman, Sachs & Co. LLC is acting as Dealer Manager for the Tender Offer. Questions regarding the Tender Offer may be directed to Goldman, Sachs & Co. LLC at (800) 828-3182 (toll free) or (212) 357-1452.
This press release is not an offer to purchase or solicitation of consents with respect to the 2020 Notes. The Tender Offer is only being made pursuant to the Offer to Purchase and the related Letter of Transmittal and Consent.
About Clean Harbors
Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental, energy and industrial services. The Company serves a diverse customer base, including a majority of Fortune 500 companies. Its customer base spans a number of industries, including chemical, energy and manufacturing, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is North America’s largest re-refiner and recycler of used oil and a leading provider of parts washers and environmental services to commercial, industrial and automotive customers. Founded in 1980 and based in Massachusetts, Clean Harbors operates throughout the United States, Canada, Mexico and Puerto Rico. For more information, visit www.cleanharbors.com.
Safe Harbor Statement
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. Such statements may include, but are not limited to, statements about future financial and operating results, and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially including, without limitation, those items identified as “risk factors” in Clean Harbors’ most recently filed Form 10-K and Form 10-Q. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.
Contacts

Michael L. Battles	Jim Buckley
EVP and Chief Financial Officer	SVP Investor Relations
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
InvestorRelations@cleanharbors.com	Buckley.James@cleanharbors.com